Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

EURONAV MI II INC.

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

The original Articles of Incorporation were filed with the Marshall Islands Registrar of Corporations on August 1, 2008.  The First Amended and Restated Articles of Incorporation were filed with the Marshall Islands Registrar of Corporations on May 17, 2012.  The Second Amended and Restated Articles of Incorporation were filed with the Marshall Islands Registrar of Corporations on December 11, 2013.  The Third Amended and Restated Articles of Incorporation were filed with the Marshall Islands Registrar of Corporations on May 7, 2015.

The undersigned, for the purpose of amending and restating  Euronav MI II Inc.’s (the “Corporation”) Articles of Incorporation (as amended and restated, “the Articles of Incorporation”) pursuant to the Marshall Islands Business Corporations Act, does hereby make, subscribe, acknowledge and file with the Registrar of Corporations this instrument for that purpose, as follows:

A.                                    The name of the Corporation shall be:

Euronav MI II Inc.

B.                                    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”).

C.                                    The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.  The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

D.                                    The aggregate number of shares of stock that the Corporation is authorized to issue is two hundred twenty five million (225,000,000) registered shares with a par value of U.S. $0.01 per share.

E.                                     The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

F.                                      The name and address of the incorporator is:

Name	Post Office Address

Majuro Nominees Ltd.	P.O. Box 1405
Majuro
Marshall Islands

G.                                    No holder of shares of the Corporation of any class, now or hereafter authorized, shall have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Corporation of any class, now or hereafter authorized, or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Corporation.

H.                                   No director shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the BCA as the same exists or may hereafter be amended.  If the BCA is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the BCA, as so amended.  Any repeal or modification of this Section H shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

I.                                        The Board of Directors as well as the shareholders of the Corporation shall have the authority to adopt, amend or repeal the bylaws of the Corporation pursuant to the provisions of the Corporation’s bylaws as in effect at such time.

J.                                        Notwithstanding any other provision of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of two-thirds or more of the total number of votes eligible to be cast by the holders of issued and outstanding shares of common stock of the Corporation entitled to vote thereon at a meeting of shareholders, shall be required to amend, alter, change or repeal these Articles of Incorporation.

K.                                    Reference is made to the merger of Euronav MI Inc. with and into Gener8 Maritime, Inc., with the Corporation (formerly named Gener8 Maritime, Inc.) continuing as the surviving corporation and a direct wholly-owned subsidiary of Euronav NV (the “Merger”) and pursuant to that certain Agreement and Plan of Merger, by and among Gener8 Maritime, Inc., Euronav MI Inc., and Euronav NV, dated December 20, 2017 (the “Merger Agreement”).  All capitalized terms used in this Article K, unless otherwise defined herein, shall have the meaning attributed to them in the Merger Agreement.  Reference is made to the Company Shareholders Meeting convened on June 11, 2018 at which the Company Common Shareholders approved the Merger and the appointment of the Exchange Agent to act as agent for the Merger and to, among other things, act as agent solely in the name and on behalf of and for the account and benefit of the former Company Common Shareholders (other than the holders of Specified Company Shares), with the right of sub-delegation, for purposes of facilitating the execution and implementation of the Contribution in Kind by (i) contributing the Surviving Corporation Shares to Parent in the name and on behalf of and for the account and benefit of the former Company Common Shareholders, (ii) accepting in their name and on their behalf, in return for such contribution, the Merger Consideration and (iii) performing all other actions contemplated by Article III of the Merger Agreement.  The Exchange Agent shall act as agent for the Merger and to, among other things, act as agent solely in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares), with the right of sub-delegation, for purposes of giving effect to the Contribution in Kind, and accepting and delivering the Per Share Merger Consideration in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares) and the holders of Company RSUs as contemplated by Article III of the Merger Agreement.  The Corporation shall use its reasonable best efforts to cause the Exchange Agent, acting solely in the name and on behalf of and for the account and benefit of the Company Common Shareholders (other than the holders of Specified Company Shares) and the holders of Company RSUs and pursuant to the provisions of the Belgian Companies Code (but, for the avoidance of doubt, the Belgian Companies Code shall only apply for purposes of the Contribution in Kind), to perform any and all obligations of the Exchange Agent as set forth in the Merger Agreement immediately following the Effective Time.

L.                                     Corporate existence shall continue upon filing these Articles of Incorporation with the Registrar of Corporations.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed these Amended and Restated Articles of Incorporation on this 12th day of June, 2018.

EURONAV MI II INC.

By:
Paddy Rodgers
President

[Signature Page to Amended and Restated Articles of Incorporation]